Exhibit 23.5

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 11, 2020, relating to the consolidated financial statements of Albert DE Holdings Inc. and subsidiaries which appears in Amendment No. 4 to the Registration Statement on Form S-4 filed on May 27, 2021 by Churchill Capital Corp II (now Skillsoft Corp.). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Raleigh, North Carolina

December 21, 2022